Exhibit 107.1

FORM SF-3

Calculation of Filing Fee Tables

SF-3

(Form Type)

SFS Auto Funding, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Asset- Backed Securities	Asset- Backed Notes	457(s)(1)

Fees to Be Paid	Other	Exchange Note(2)	Other	(3)	(3)	(3)	(3)	(3)	(3)	(3)	(3)	(3)
Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts(1)					(1)		(1)

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							(1)

(1)

The registrant is registering an unspecified amount of Asset-Backed Notes as may from time to time be offered at unspecified prices and is deferring payment of all of the registration fees for any such Asset-Backed Notes in accordance with Rule 456(c) and Rule 457(s) of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act.

(2)

SFS Leasing, Ltd. will issue an exchange note (the “exchange note”), which will be backed by a reference pool of new and used car, light truck and utility vehicle leases and the related leased vehicles purchased by SFS Leasing, Ltd. from dealers, together with the related rights associated therewith. The exchange note will be transferred to the issuing entity. The exchange note is not being offered to investors hereunder.

(3)	Not applicable.